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                                                                    Exhibit 99.1
                                                                    ------------


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:  March 9, 1998


NATIONAL AUTO CREDIT, INC.

                  (Cleveland, Ohio. March 9, 1998). National Auto Credit, Inc. (NYSE:NAK) announced today that its Board of Directors has appointed a Special Committee of independent directors consisting of John Gleason, James McNamara and William Marshall, a newly appointed director. The Special Committee will act as a standing committee of the Board and its members will serve as members of the Board's Audit and Compensation Committees. The Special Committee has also been given the authority to continue the internal review of certain operations of the Company previously commenced by a Special Committee established by the Board.

                  The prior members of the special committee resigned from the Board following the issuance of the committee's report, stating that the committee had fulfilled its obligations pursuant to a prior grant of authority. Certain recommendations proposed by the prior committee were voted against by the Board of Directors, which cited its concerns regarding the foundation for the committee's report and the propriety of its recommendations. Resigning special committee members, Noah T. Herndon and Per E. Hoel, were members of the Company's Audit and Compensation committees and board members for six years and fifteen years respectively.

                  The Board also authorized the continued engagement of an executive search firm to assist in a search for certain key management positions, including President and Chief Executive Officer. The Board today accepted the resignation of Robert J. Bronchetti, its former President and Chief Executive Officer, and has appointed Edward T. Anderson as interim President and Chief Executive Officer.

                  The Company welcomes the opportunity to return to a state of normalcy following approximately two months of uncertainty and lack of direction and will coordinate with its independent auditors and outside legal advisors. The Company will immediately enter into discussions with its banks, lenders and other constituencies to highlight the soundness of the Company's operations, financial position and business prospects.


Contacts:
Anders Spubkjaer                          Linda Margolin
(440) 349-1000 (x.4404)                   Investor Relations
                                          (440) 349-1000 (x.4495)